EXHIBIT 99.1

Media Contact:	Investor Contact:
David Schull or Wendy Lau	Andreas Marathovouniotis
Russo Partners	Russo Partners
212-845-4271	212-845-4253
David.Schull@russopartnersllc.com	Andreas.Marathis@russopartnersllc.com
Wendy.Lau@russopartnersllc.com

Alfacell Reports Financial Results for First Quarter of Fiscal 2008

SOMERSET, N.J., Dec. 10, 2007 – Alfacell Corporation (NASDAQ: ACEL) today reported its financial results for the first quarter of fiscal 2008.

The company recorded a net loss of approximately $2.7 million, or $0.06 per basic and diluted common share, for the fiscal quarter ended Oct. 31., compared to a net loss of $2.4 million, or $0.05 per basic and diluted common share, for the first quarter of fiscal 2007. General and administrative expenses increased by approximately $0.2 million, and investment income decreased by approximately $0.1 million, during the first quarter of fiscal 2008 as compared to the same quarter a year ago.

Cash and Liquidity

As of Oct. 31, the company had cash and cash equivalents of approximately $5.4 million, a decrease of approximately $1.6 million from cash and cash equivalents of approximately $7.0 million at July 31. The company believes that this level of cash and cash equivalents is sufficient to support its activities through the first quarter of fiscal 2009 based on the current expected level of receipts and expenditures.

“Fiscal 2008 is off to a promising start,” said Kuslima Shogen, Alfacell’s chairman and chief executive officer. “Upon reaching the necessary number of evaluable events in our confirmatory Phase IIIb clinical trial for ONCONASE®, we will begin the required statistical analysis. Our rolling NDA submission for ONCONASE continues as planned and is our primary focus in fiscal 2008.”

Clinical Trials Update

Alfacell has completed patient enrollment in the confirmatory Phase IIIb clinical trial for ONCONASE (ranpirnase) in patients suffering from unresectable malignant mesothelioma. A total of 428 patients were enrolled in the trial. The company plans to begin the required statistical analysis of the data generated by the trial after 316 evaluable events have occurred. A total of 307 evaluable events have occurred to date.

The U.S. Food and Drug Administration (FDA) granted ONCONASE fast track status and orphan-drug designation for treatment of malignant mesothelioma. The rolling NDA submission for ONCONASE is in process, and Alfacell plans to submit the final clinical section within four months of reporting 316 evaluable events.

The company is focused on the imminent completion of the confirmatory Phase IIIb clinical trial and completion of the rolling NDA, and intends to initiate its planned Phase II oncology program for ONCONASE after the end of the Phase IIIb clinical trial.

Conference Call & Webcast

Alfacell will host a conference call and Webcast to discuss the financial results at 11 a.m. EST on Monday, Dec. 10. To participate in the live conference call, U.S. residents may dial 1-877-407-9205, and international callers may dial 1-201-689-8054 and reference Alfacell. A replay of the call will be available until Dec. 17. To access the replay, U.S. residents may dial 1-877-660-6853, and international callers may dial 1-201-612-7415 and enter account number 286 and conference ID number 264176. A live Webcast and replay of the conference call will be available on Alfacell’s Web site at www.alfacell.com.

About ONCONASE®

ONCONASE is a first-in-class therapeutic product candidate based on Alfacell's proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. In addition to an ongoing Phase IIIb study in malignant mesothelioma, Alfacell is conducting a Phase I/II trial of ONCONASE in non-small cell lung cancer (NSCLC) and other solid tumors. For more information, visit www.alfacell.com.

Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in the outcome of the company’s ongoing Phase IIIb clinical trial for its lead product, the company's ability to secure necessary approvals from regulatory agencies, uncertainties involving the ability of the company to finance research and development activities and its ongoing operations, potential challenges to or violations of patents, dependence upon third-party vendors, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

ALFACELL CORPORATION

Condensed Statements of Operations

(Unaudited)

	Three-Months Ended
	October 31
	2007	2006
Revenues	$—	$—

Expenses:
Research and development	1,615,791	1,570,185
General and administrative	1,171,516	926,038
Total expenses	2,787,307	2,496,223

Loss from operations	(2,787,307)	(2,496,223)

Interest income, net	60,507	123,287

State tax benefit	—	—

Net loss	$(2,726,800)	$(2,372,936)

Net loss per common share—basic and diluted	$(0.06)	$(0.05)

Shares used in computation of net loss per common share:
Basic and diluted	46,430,000	44,346,000

Balance Sheet Data:

	October 31,	July 31,
	2007	2007
Cash and cash equivalents	$5,397,768	$6,968,172
Total assets	$6,425,242	$7,820,499
Current liabilities	$1,922,984	$1,829,900
Accumulated deficit	$(94,798,555)	$(92,071,755)
Total stockholders’ equity	$4,250,698	$5,778,480